ProMedCo Management Company


                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS


                          To Be Held September 8, 2000


TO OUR STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of ProMedCo Management Company (the "Company") will be held at 9:00 a.m. local time on September 8, 2000, at The Fort Worth Club, 306 West 7th Street, Fort Worth, Texas 76102 for the following purposes:

         1. to elect three Class III Directors to serve on the Board of Directors for a three-year term; and

         2. to transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on July 14, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

         If you are unable to attend the meeting, you are requested to complete, sign, date, and return the accompanying proxy in the enclosed postage-paid return envelope so that your shares will be represented.

                                By Order of the Board of Directors,



                                Deborah A. Johnson
                                   Secretary


Fort Worth, Texas
August 14, 2000

                         ProMedCo Management Company


                        801 Cherry Street, Suite 1450
                           Fort Worth, Texas 76102
                               (817) 335-5035


                               PROXY STATEMENT
                                  FOR THE
                     2000 ANNUAL MEETING OF STOCKHOLDERS


         This Proxy Statement is furnished to the holders of the Common Stock of ProMedCo Management Company (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the annual meeting of stockholders to be held on September 8, 2000, and any adjournments thereof.

         The enclosed proxy is for use at the meeting if the stockholder will not be able to attend in person. Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy also may be revoked by any stockholder present at the meeting who expresses a desire to vote his or her shares in person.

         All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the shares will be voted in favor of the election of H. Wayne Posey, Richard E. Ragsdale, and E. Thomas Chaney to serve as Class III Directors of the Company for a term of three years.

         Holders of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock of record at the close of business on July 14, 2000, are entitled to vote at the meeting. The Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock will vote together as a single class. Holders of Common Stock are entitled to one vote per share held on each matter to be voted upon at the meeting, and holders of preferred stock are entitled to the number of votes that could be cast by holders of the number of shares of Common Stock into which their preferred stock is convertible. On the record date, 22,430,675 shares of Common Stock were outstanding, the outstanding Series A Preferred Stock was convertible into 17,000,000 shares of Common Stock, and the outstanding Series B Preferred Stock was convertible into 3,125,000 shares of Common Stock. The holders of a majority of the voting power must be present in person or by proxy to constitute a quorum for holding the meeting. The failure of a quorum to be represented at the meeting will necessitate adjournment and will subject the Company to additional expense.

         The Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy, and the 1999 Annual Report to Stockholders were first mailed to stockholders on or about August 14, 2000.

                          ELECTION OF CLASS III DIRECTORS

         The Company's Articles of Incorporation and Bylaws provide for the division of the Board of Directors into three classes, designated Class I, Class II, and Class III, with staggered terms of three years. The terms of Class I, Class II, and Class III Directors expire in 2001, 2002 and 2000, respectively.

         The Board currently consists of eight members. James F. Herd, M.D., Charles J. Buysse, M.D. and Curtis Lane are Class I Directors, Jack W. McCaslin and Sanjeev K. Mehra are Class II Directors, and H. Wayne Posey, Richard E. Ragsdale, and E. Thomas Chaney are Class III Directors. At the meeting, three Class III Directors are to be elected to serve for a term of three years and until their successors are duly elected.

         The Company's Bylaws provide for the election of Directors by the affirmative vote of the majority of shares represented at a meeting and entitled to vote for the election of Directors.

Directors and Nominees

         H. Wayne Posey, Richard E. Ragsdale, and E. Thomas Chaney have been nominated by the Board to serve as Class III Directors for a three-year term. The following table sets forth certain information with respect to the nominees and the Company's other Directors:


                                                                                                       Director
Name                                                Age              Position                            Class
H. Wayne Posey(1)(2)...............................  62   Chairman, President, Chief
                                                            Executive Officer and Director                III
Richard E. Ragsdale(1)(2)(3).......................  56   Director                                        III
Charles J. Buysse, M.D.............................  59   Director                                         I
E. Thomas Chaney(1)(2)(3)..........................  57   Director                                        III
James F. Herd, M.D.................................  64   Director                                         I
Jack W. McCaslin(4)................................  60   Director                                        II
Sanjeev K. Mehra(1)................................  41   Director                                        II
Curtis S. Lane.....................................  43   Director                                         I

(1)   Member of Executive Committee
(2)   Member of Compensation Committee
(3)   Member of Option Committee
(4)   Member of Audit Committee

Class III Nominees:

         H. Wayne Posey, a co-founder of the Company, has been the President, Chief Executive Officer, and a Director of the Company since its inception and Chairman of its Board of Directors since December 1998. Mr. Posey was a healthcare consultant from 1975 until 1994, most recently as the principal in charge of the healthcare services division of McCaslin & Company, P.C. Mr. Posey was employed by Hospital Affiliates International, Inc. ("HAI"), a publicly owned hospital management company, from 1970 until 1975, holding the positions of Controller, Vice President and Controller, and Senior Vice President of Operations, and he also served on HAI's Board of Directors and Executive Committee. He has also served as a director of InterDent, Inc., a publicly held dental practice management company since 1996.

         Richard E. Ragsdale, a co-founder of the Company, served as the Chairman of its Board of Directors from its inception until December 1998. He is currently Chairman of the Board's Executive Committee. He was also a co-founder and served as the Chairman of the Board of Directors of Community Health Systems, Inc. ("CHS"), a non-urban hospital management company, from its inception in 1985 until his retirement in 1998, and has been a director of The RehabCare Group, Inc., a publicly owned rehabilitation services management company, since 1993.

         E. Thomas Chaney a co-founder of the Company, has served as a Director since its inception and is a member of the Board's Executive Committee. He also served as President and Chief Executive Officer of CHS, which he co-founded in 1985, until his retirement in 1997.

Continuing Directors:

         The persons named below will continue to serve as directors until the annual meeting of stockholders in the years indicated and until their successors are elected and take office. Stockholders are not voting at this Annual Meeting on the election of Class I and Class II directors.

Class I Directors Serving Until 2001:

         James F. Herd, M.D. has been in private practice in obstetrics and gynecology in Fort Worth, Texas, since 1968. During 1994, he was the President of the Tarrant County Medical Society. From 1986 to 1990, he served as Chief and Vice Chief of Staff of Harris Methodist Hospital in Fort Worth. He has been a Director of the Company since its inception in July 1994.

         Charles J. Buysse, M.D. has been in the private practice of medicine in Naples, Florida, since 1975. He is past President of Naples Medical Center, P.A., a ProMedCo-affiliated physician group, and has been a Director of the Company since November 1997.

         Curtis S. Lane is a Managing Member of MTS Partners, a private equity firm focused on the health care industry. He spent 13 years at Bear, Stearns & Co., Inc where he founded and built the firm's Health Care Investment Banking Group and was a member of the Board of Directors of Bear Stearns. He currently serves on the Board of LINC Capital, Inc. and Radiology Corporation of America and is President of The Lifeline Center for Child Development. Mr. Lane received his BS and MBA degrees for the Wharton School of the University of Pennsylvania.

Class II Directors Serving Until 2002:

         Jack W. McCaslin has been the managing principal of McCaslin & Company, P.C., a public accounting and consulting company in Fort Worth, Texas, and its predecessor, McCaslin, Wright & Greenwood, P.C. since 1983. He has served as a Director of the Company since its inception.

         Sanjeev K. Mehra is a Managing Director of Goldman, Sachs & Co. in the Principal Investment Area. He joined Goldman Sachs in 1986 and is currently a member of Goldman Sachs' Principal Investment Area Investment Committee. Mr. Mehra serves on the Boards of Directors of Madison River Telephone Company, L.L.C., and several privately held companies on behalf of Goldman Sachs. He holds a B.A. from Harvard University and an M.B.A. from the Harvard Graduate School of Business Administration.

Certain Board Information

         The Board of Directors held five meetings and acted by unanimous consent on one occasion during the fiscal year ended December 31, 1999. All of the Company's Directors attended at least 75 percent of the meetings of the Board and of the committees of which they were members except for Dr. Herd who attended 60% of such meetings.

         The Board of Directors has established an Executive Committee, a Compensation Committee, an Option Committee, and an Audit Committee. The Executive Committee exercises the powers of the Board of Directors in the management of the business and affairs of the Company between Board meetings to the extent permitted by applicable law. The Compensation Committee reviews and approves the compensation of executive officers. The Option Committee administers the Company's option plan and determines the grants of options to persons eligible under the plans. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement, and certain other matters relating to their services provided to the Company, including the independence of such accountants.

         The Board of Directors recommends that the stockholders vote FOR the election of Messrs. Posey, Ragsdale, and Chaney as Class III Directors to serve for a term of three years. Election of Directors requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting. Shares represented by the enclosed proxy will be voted for the election of Messrs. Posey, Ragsdale, and Chaney unless authority is withheld. If for any reason any such nominee is not a candidate for election as a Director at the meeting as the result of an event not now anticipated, the shares represented by the enclosed proxy will be voted for such substitute or substitutes as shall be designated by the Board.

Executive Compensation

         The following table sets forth the compensation earned in the years ended December 31, 1997, 1998 , and 1999 by the Chief Executive Officer and the four most highly compensated executive officers whose individual remuneration exceeded $100,000 for 1999 (the "Named Executive Officers").


                           Summary Compensation Table

                                                                                                 Long-Term
                                                                                               Compensation
                                                              Annual Compensation                 Awards
                                                                                  Other         Securities
Name and Principal                                                               Annual         Underlying        All other
Position                                 Year      Salary        Bonus        Compensation        Options      Compensation(1)
--------------                           ----    -----------  -----------     ------------      -----------     --------------
H. Wayne Posey........................   1999    $   450,000  $   -           $    -                375,000    $    16,773
Chairman, President and CEO              1998        332,150     217,860(2)        -                300,000         34,102
                                         1997        327,383      -                -                 50,000         26,152

Dale K. Edwards.......................   1999        215,500      67,135(3)        -                120,000         -
Senior Vice President--Development       1998        205,000     132,000(4)        -                 50,000         -
                                         1997        176,667      16,431           -                 80,000         -

Charles W. McQueary...................   1999        215,534      -                -                 -              -
Senior Vice President--Operations        1998        205,000      61,500(4)        -                 -              -
                                         1997        104,583      25,000(5)        -                200,000         -

Robert M. Sontheimer(6)...............   1999        247,000      93,860(3)        -                 50,000            477
Senior Vice President--Managed Care      1998        240,000      72,000(4)        -                 -                 374
                                         1997         19,068      -                -                 -              -

Gregory A. Wagoner, M.D. (6)..........   1999        196,308      -                -                 20,000         -
Vice President-- Medical Affairs         1998        175,000      36,000           -                 25,000         -
                                         1997         12,308      -                -                 -              -



(1)For 1999, reflects payment of professional fees for estate planning in the amount of $12,352 and automobile allowance of $4,420 for Mr. Posey and payment of an automobile allowance in the amount of $477 for Mr. Sontheimer. For 1998, reflects payment of professional fees for estate planning in the amount of $23,768 and automobile allowance of $10,334 for Mr. Posey and payment of an automobile allowance in the amount of $374 for Mr. Sontheimer. For 1997, reflects payment of professional fees for estate planning in the amount of $26,152 for Mr. Posey.

(2)  Reflects bonus earned in 1998 and paid in 1999 and 2000.

(3)  Reflects bonus earned in 1999 and paid in 2000.

(4)  Reflects bonus earned in 1998 and paid in 1999.

(5)  Reflects bonus earner in 1997 and paid in 1998.

(6) The Company employed Mr. Sontheimer and Dr. Wagoner in December 1997 in connection with the acquisition of Health Plans, Inc., now PMC Medical Management.

                        Option Grants in Fiscal Year 1999


                                                  Individual Grants                        Potential Realizable
                                               Percent of                                    Value at Assumed
                                Number of     Total Options                                   Annual Rates of
                                 Shares        Granted to                                       Stock Price
                               Underlying       Employees      Exercise                      Appreciation for
                                 Options     in Fiscal Year      Price      Expiration        Option Term(2)
Name                           Granted(1)         1999         Per Share       Date           5%            10%
----                           ----------         ----         ---------       ----     ------------   ------------
H. Wayne Posey.................   375,000          37.2%       $   5.31       01/22/09  $  1,252,286   $  3,173,540
Dale K. Edwards................   120,000          11.9%           5.31       01/22/09       400,732      1,015,533
Charles W. McQueary............    80,000           7.9%           5.31       01/22/09       267,154        677,022
Robert M. Sontheimer...........    50,000           5.0%           5.31       01/22/09       166,972        423,139
Gregory A. Wagoner, M.D........    20,000           2.0%           5.31       01/22/09        66,789        169,255


(1) Represents options to purchase Common Stock granted pursuant to the 1994 and 1996 Stock Option Plans. Options generally are exercisable in 20% increments, commencing one year after the date of grant.
(2) Based upon the market price of the Common Stock on the date the option was granted and on annual appreciation of such value, through the expiration date of such options, at the stated rates. These amounts represent assumed rates of appreciation only and may not necessarily be achieved. Actual gains, if any, depend on the future performance of the Common Stock, as well as the continued employment of the Named Executive Officers for the full term of the options.



                       Aggregated Option Exercises in 1999
                and Warrant/Option Values as of December 31, 1999


                               Number of                          Number of                   Value of Unexercised
                                Shares                     Underlying Unexercised                 In-the-Money
                               Acquired                      Warrants/Options at               Warrants/Options at
                                  on          Value           December 31, 1999               December 31, 1999(1)
Name                           Exercise     Realized   Exercisable       Unexercisable    Exercisable    Unexercisable
----                         -----------  -----------  -----------       -------------    -----------    -------------
H. Wayne Posey................     -            -             696,971          645,000  $   1,107,389     $     -
Dale K. Edwards...............    40,000      178,320         106,000          224,000          -               -
Charles W. McQueary...........     -            -              80,000          100,000          -               -
Robert M. Sontheimer..........     -            -               -               50,000          -               -
Gregory A. Wagoner, M.D.......     -            -              10,000           35,000          -               -

---------------

(1) Based upon the closing sale price of the Company's Common Stock of $2.94 per share as reported on the NASDAQ National Market on December 31, 1999 less the exercise price of the options.

Employment and Termination Agreements

         The Company has entered into employment agreements with Messrs. Posey, Edwards, McQueary, Sontheimer, and Wagoner to serve in their respective current positions. The agreement with Mr. Posey, which expires February 15, 2004, currently provides for an annual base salary of $500,000, plus an annual bonus based upon the achievement of certain earnings goals. In the event Mr. Posey's employment is terminated without cause or there is a "change in control" of the Company (as defined in his employment agreement), Mr. Posey is entitled to receive severance benefits equal to the present value of 36 months of his salary, bonus, and certain other benefits.

         The employment agreement with Mr. Edwards automatically renews in November of each year and currently provides for an annual base salary of $230,000. In addition, the agreement with Mr. Edwards provides for bonuses based upon the achievement of certain operating goals. Mr. McQueary's agreement automatically renews in April of each year and currently provides for an annual base salary of $225,000 and an annual bonus based upon the achievement of certain operating goals. Mr. Sontheimer's agreement, which expires in December 2000 (subject to certain renewal provisions), currently provides for an annual base salary of $260,000 and bonuses based upon the achievement of certain operating goals. Dr. Wagoner's agreement, which expires in December 2000 (subject to certain renewal provisions), currently provides for an annual base salary of $200,850 and an annual bonus based upon the achievement of certain operating goals. Each of Messrs. Edwards, Sontheimer, McQueary, and Dr. Wagoner's contracts include a provision that in the event of a termination without cause or a change in control of the Company, the individual is entitled to receive his base salary and average bonus through the later of the expiration of the agreement or periods ranging from six to twelve months, depending on the individual agreement.

Director Compensation

         Members of the Board of Directors receive no cash compensation in their capacities as Directors. Each Director not employed by the Company is granted options annually to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of grant, exercisable in annual increments of 20%. Each such Director who is newly appointed or newly elected to the Board of Directors will in addition be granted options to purchase 5,000 shares of Common Stock upon the same terms. All Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof and for other expenses incurred in their capacity as Directors.

         The Company has entered into five-year consulting agreements with Messrs. Ragsdale and Chaney, providing for annual compensation of $60,000 and $36,000, respectively, under which Messrs. Ragsdale and Chaney provide strategic and financial advisory services to the Company. Compensation under such agreements is paid to Messrs. Ragsdale and Chaney in their capacities as consultants to the Company and not as Directors. The Company believes that the terms of the arrangements, which were determined through negotiation among the Company's founders, are as favorable as might have been obtained from non-affiliated persons.

Executive Officers of the Company

         The executive officers of the Company are as follows:

Name                                          Age                Position
H. Wayne Posey..........................      62  Chairman, President, Chief Executive Officer and Director
Dale K. Edwards.........................      37  Senior Vice President-- Development
Deborah A. Johnson......................      47  Senior Vice President-- Administration and Secretary
Charles W. McQueary.....................      48  Senior Vice President-- Operations
Robert M. Sontheimer....................      59  Senior Vice President-- Managed Care
Robert D. Smith.........................      40  Senior Vice President-- Chief Financial Officer
Gregory A. Wagoner, M.D.................      53  Vice President-- Medical Affairs

          H. Wayne Posey, a co-founder of the Company, has been the President, Chief Executive Officer, and a Director of the Company since its inception and Chairman of its Board of Directors since December 1998. Mr. Posey was a healthcare consultant from 1975 until 1994, most recently as the principal in charge of the healthcare services division of McCaslin & Company, P.C. Mr. Posey was employed by HAI from 1970 until 1975, holding the positions of Controller, Vice President and Controller, and Senior Vice President of Operations, and he also served on HAI's Board of Directors and Executive Committee. He has also served as a director of InterDent, Inc., a publicly held dental practice management company since 1996.

          Dale K. Edwards has served as a Vice President of the Company with primary responsibility for developing affiliations with physician groups from November 1994 until July 1997, at which time he was promoted to Senior Vice President. From November 1993 to November 1994, Mr. Edwards was Vice President of Physician Network Development with Columbia/HCA Healthcare Corporation, an integrated healthcare delivery company ("Columbia/HCA"), and with Medical Care America, Inc., a publicly owned operator of outpatient surgical centers, prior to its acquisition by Columbia/HCA. From 1991 to 1993, Mr. Edwards was Vice President of Managed Care and Regional Vice President of Sales of Medical Care America. Previously, he was employed by HealthPlus, a regional HMO in the State of Washington, as an Account Executive.

          Deborah A. Johnson has served as Senior Vice President -- Administration of the Company since October 1996 and as Secretary since February 1997. From February 1995 to October 1996 Ms. Johnson was, successively, Senior Vice President -- Operations and Senior Vice President -- Administration of MedPartners, Inc., a physician practice management company. From 1978 to 1994
Ms. Johnson served in various executive capacities with Humana Inc., an integrated healthcare delivery company, Galen Health Care, Inc., a hospital management company, and Columbia/HCA. Her positions have included Legal Counsel, Director of Strategic Planning, Vice President -- Information Systems, and Vice President -- Internal Audit.

          Charles W. McQueary has served as Senior Vice President -- Operations of the Company since December 1997. Prior to joining the Company in May 1997, he was Regional Vice President for MedPartners, Inc., a publicly traded physician practice management company, from November 1995 to May 1997. He served as Chief Operating Officer and Chief Financial Officer of Allergy Care of America, Inc., a physician practice management company, from September 1993 to November 1995. From October 1987 to September 1993, Mr. McQueary was president of his own privately held consulting firm, specializing in healthcare acquisitions and physician practice management.

          Robert M. Sontheimer has served as Senior Vice President -- Managed Care since December 1997 with primary responsibility for managed care services to affiliated physicians and management of IPA networks. He was the founder of Health Plans, Inc. (now known as PMC Medical Management, Inc.), the capitation management services provider acquired by the Company in December 1997, and has served as its President and Chief Executive Officer since September 1992.

         Robert D. Smith has served as Senior Vice President and Chief Financial Officer of the Company since August 1998. Mr. Smith joined the Company in January 1997 as Vice President and Controller and later served as Vice President-Finance from April 1998 to August 1998. From September 1996 to January 1997, Mr. Smith was Controller of Rykoff-Sexton, Inc., a publicly owned foodservice distribution company. He was Controller of US Foodservice, a privately owned foodservice distribution company, from November 1993 until its merger with Rykoff-Sexton in 1996. Mr. Smith was employed by White Swan, Inc., a privately owned foodservice distribution company, from July 1992 until it was acquired by US Foodservice in 1993. He joined White Swan as its Controller and subsequently served as Chief Financial Officer and was a member of its Board of Directors. Prior to joining White Swan, Mr. Smith was a Senior Manager with Ernst & Young.

          Gregory A. Wagoner, M.D., who also holds an M.B.A. degree, has been Vice President -- Medical Affairs of the Company since December 1997. He also serves as Medical Director of PMC Medical Management, a position he has held since April 1997. From 1995 to March 1997 he served as Vice President of Medical Affairs of FHP International Corporation, an HMO that was publicly held until its acquisition in February 1997. From 1991 to 1994, he served as Regional Medical Director with Cigna HealthCare of California.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General

          This report is submitted by the Compensation Committee of the Company at the direction of the Board of Directors. The Compensation Committee is comprised of H. Wayne Posey, Richard E. Ragsdale, and E. Thomas Chaney, and is charged by the Board of Directors with establishing and administering a compensation program that enables the Company to attract and retain qualified officers and key executives, to give them incentive to pursue the maximization of stockholder value, and to recognize their success in achieving both qualitative and quantitative goals that benefit the Company and its stockholders.

Compensation Philosophy

          The Compensation Committee believes that the Company's executives should be rewarded based upon their success in meeting the Company's operational goals, improving its earnings, establishing its leadership role in the healthcare field, and generating returns for its stockholders. The Compensation Committee strives to establish levels of compensation that take such factors into account and provide appropriate recognition for past achievement and incentive for future success.

          The Compensation Committee also recognizes that the demand for executives with expertise and experience in healthcare is intense. Therefore, in order to attract and retain qualified persons, the Compensation Committee believes that the Company must offer current compensation at levels consistent with other publicly held healthcare companies that are comparable in size and performance to the Company.

          In addition, the Compensation Committee believes that it is in the best interests of the Company's stockholders to offer its executives meaningful equity participation so that the interests of the Company's executives will be aligned with those of the Company's stockholders. The Compensation Committee feels that the historic mix of cash compensation and equity participation has proven to be effective in stimulating the Company's executives to meet both long-term and short-term goals. In accordance with these objectives, the total compensation program for the executive officers of the Company consists of three components:

(1)  base salary;

(2) incentive compensation consisting of bonuses based upon achievement of financial performance objectives; and

(3) long-term equity incentives composed of stock options and other incentive awards, including outright share grants, which may be conditioned upon future events such as continued employment and/or the attainment of performance objectives. Performance objectives may be measured by reference to the earnings of the Company or to the market value of the Common Stock, among other things.

         It is the Company's policy to consider the deductibility of executive compensation under applicable income tax rules as a factor used to make specific compensation determinations consistent with the goals of the Company's executive compensation program. No component of the Company's executive compensation has been determined to be non-deductible to the Company for the year ended December 31, 1999.

Base Salary

         The Company's annual salary levels are intended to reflect the level of responsibility of the particular executive officer, with increases in salary resulting from the individual performance of the executive officer and the financial results of the Company, as measured by increases over prior year levels of the Company's pre-tax earnings, pre-tax profit margin, return on capital, earnings per share and cash flow from operations. No specific weighting was assigned to any of these factors. In determining the levels of annual compensation payable to the executive officers, the Company considered comparisons to compensation paid to executive officers in companies in the health care industry with comparable performance and operating histories. The companies utilized in the comparison were located throughout the United States and many, but not all, of such companies are included in the peer group indices used in the performance graph located elsewhere in this Proxy Statement. The Company does not maintain a reference record of where its compensation stands with respect to other companies. However, the Compensation Committee takes such levels of comparison into account in determining appropriate levels of compensation for the Company's executives.

Bonus

         The Company's bonus program is intended to promote superior performance by making incentive compensation an important part of the executive officers' compensation. In calculating such bonuses, the Compensation Committee examines both objective performance, in which a given executive's performance is measured in terms of financial results as compared to budgeted targets and investor expectations, and subjective performance, which is measured and periodically evaluated. Executive officers of the Company, corporate vice presidents, and other managers, are entitled to receive bonuses based upon a percentage of their base salaries and Company and/or individual performance.

Incentive Compensation

         The Company has utilized equity-based compensation, since inception, in the form of stock option grants, to reward contributions by the executive officers to the Company's long-term stock performance. These grants are intended not only to motivate and retain executive officers, but also to more closely align the executive officers' interests with those of the Company's stockholders.

         The Option Committee, working closely with the Compensation Committee, determines stock option grants valued in whole based on the Common Stock of the Company. Specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to the Company's results of operations. Awards are also used to provide an incentive to newly promoted officers at the time that they are asked to assume greater responsibilities. In evaluating award grants, the Option Committee considers prior grants and shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The Company believes that the opportunity to acquire a significant equity interest in the Company is a strong motivation for its executives to pursue the long-term interests of the Company and its stockholders, and promotes longevity and retention of key executives. Information relating to stock options granted to the five most highly compensated executive officers of the Company is set forth elsewhere in this Proxy Statement.

Compensation Paid in 1999 to the Chief Executive Officer

         Mr. H. Wayne Posey is employed as Chairman, President, and Chief Executive Officer of the Company. Mr. Posey's employment agreement expires February 15, 2004 and currently provides for an annual base salary of $500,000. Mr. Posey earned no bonus in 1999. Mr. Posey is entitled to participate in any bonus plan approved by the Compensation Committee for the Company's management. Mr. Posey is also provided an automobile, certain estate planning and disability and health insurance. Mr. Posey's employment agreement provides for appropriate incentive-based compensation and equity participation consistent with the philosophies set forth in this report.

Conclusion

         The Compensation Committee believes that the levels and mix of compensation provided to the Company's executives during 1999 were appropriate and were instrumental in the achievement of the Company's goals for 1999. It is the intent of the Compensation Committee to ensure that the Company's compensation programs continue to motivate its executives and reward them for being responsive to the long-term interests of the Company and its stockholders.

         The foregoing report is submitted by the following directors of the Company, comprising all of the members of the Compensation Committee of the Board of Directors.


                                 COMPENSATION COMMITTEE
                                 H. Wayne Posey
                                 Richard E. Ragsdale
                                 E. Thomas Chaney

Compensation   Committee  Interlocks  and  Insider   Participation  and  Certain
Transactions

         The Company's compensation committee is comprised of Messrs. Posey, Ragsdale, and Chaney. See "Executive Compensation," "Employment and Termination Agreements," and "Director Compensation."

         In August 1998, the Company lent $2.0 million to H. Wayne Posey, its President, Chief Executive Officer, and a Director of the Company. Beginning in August 2003, the loan will be repaid in annual installments of $200,000 plus accrued interest of 7.0%, with the remaining balance due in August 2008. This loan is secured by a pledge of warrants, with an exercise price of $1.25, for up to 620,665 shares of the Company's common stock.

         In April 1999, David T. Bailey, M.D., then a Director of the Company, sold 19,402 shares of the Company's Common Stock to the Company at a price of $4.18 per share.

         In June 2000, the Company completed the final phase of a $55.0 million equity investment from affiliates of Goldman, Sachs & Co. In the transaction, Goldman Sachs purchased $42.5 million of the Company's Series A Convertible Preferred Stock in exchange for $26.5 million in cash together with $16.0 million of subordinated notes and 1.25 million shares of Company common stock that it acquired from the Company on January 13. In addition, Goldman Sachs purchased for cash $12.5 million of the Company's Series B Convertible Preferred Stock by exercising a warrant issued to it in the transaction. The Series A Preferred Stock and Series B Preferred Stock are initially convertible into common stock at $2.50 and $4.00 per share, respectively. The company's agreement with Goldman Sachs entitles Goldman Sachs to nominate three members to the Company's Board of Directors. Goldman Sachs subsequently sold some of its preferred stock to MTS Investors E, L.P., and assigned it the right to nominate one member to the Company's Board of Directors. As of the date of this proxy statement, Goldman Sachs and MTS Investors have nominated Sanjeev K. Mehra and Curtis S. Lane, respectively, to the Company's Board of Directors.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). The Company believes that each such person complied with such filing requirements during the fiscal year ended December 31, 1999.

                            COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 1, 2000 by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each Director of the Company,
(iii) each Named Executive, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the address of each stockholder is: c/o ProMedCo Management Company, 801 Cherry Street, Suite 1450, Fort Worth, Texas 76102.


                                                                                       Shares Beneficially
Number and Address                                                                          Owned(1)
of Beneficial Owner                                                                   Number         Percent
H. Wayne Posey.................................................................       1,760,721         8.0%
Richard E. Ragsdale(2).........................................................       2,258,640        10.2%
Charles J. Buysse, M.D.........................................................           1,000         *
E. Thomas Chaney...............................................................       1,115,180         5.2%
James F. Herd, M.D.............................................................         155,420         *
Jack W. McCaslin...............................................................         378,352         1.8%
Robert D. Smith................................................................         114,250         *
Robert M. Sontheimer...........................................................         334,107         1.6%
Sanjeev K. Mehra(3)............................................................               -         *
Curtis S. Lane (4).............................................................               -         *
Terrence Quinn (4).............................................................               -         *
Charles W. McQueary............................................................          87,500         *
Dale K. Edwards................................................................          33,334         *
Deborah A. Johnson.............................................................          17,500         *
Gregory A. Wagoner.............................................................          10,500         *
Wellington Management Company, LLP(5)..........................................       1,965,000         8.5%
Dimensional Fund Advisors, Inc.(6).............................................       1,586,500         6.9%
The Goldman Sachs Group, Inc.(7)...............................................      16,465,909        48.7%
MTS Investors E, LP(4).........................................................       3,659,095        14.1%
All Directors and executive officers as a group (14 persons)...................       6,266,503        26.4%

*    Less than 1%

(1) Includes shares issuable upon the exercise of options and the conversion of convertible securities that are exercisable or convertible within 60 days of the date of this Proxy Statement, including the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock. The shares underlying such options and convertible securities are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(2) This amount includes 45,000 shares owned by Mr. Ragsdale's spouse and 50,000 shares owned by the Ragsdale Unified Credit Trust, as to which Mr. Ragsdale disclaims beneficial ownership.

(3) Mr. Mehra, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the shares owned by The Goldman Sachs Group, Inc. and its affiliates, except to the extent of his pecuniary interest therein, if any.

(4) Reflects shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by MTS Investors E, LP. Messrs Curtis and Quinn are managing members of MTS Investors, LLC, which is the general partner of MTS Investors E, LP, and thus may be deemed the beneficial owners of the shares held by MTS Investors E, LP.

(5) Based upon an amendment to a Schedule 13G filed with the Commission on February 11, 2000. The stockholder has sole investment and voting power with respect to none of such shares, shared voting power with respect to 945,000 of such shares, and shared investment power with respect to all of such shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(6) Based upon a Schedule 13G filed with the Commission on February 3, 2000. The stockholder has sole investment and voting power with respect to all of such shares. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7) Represents shares owned by certain investment partnerships, of which Goldman Sachs or affiliates of Goldman Sachs or The Goldman Sachs Group, Inc. ("GS Group") are the general partner, or managing partner or investment manager. Consists of 12,237,360 shares held of record by GS Capital Partners III, L.P., 3,364,200 shares held of record by GS Capital Partners III Offshore L.P., 564,965 shares held of record by Goldman, Sachs & Co. Verwaltungs GmbH, and 299,380 shares held of record by Stone Street Fund 2000, L.P. Excludes shares of Common Stock beneficially owned by Goldman Sachs which were acquired in connection with its ordinary course of trading activities and/or held in managed accounts ("Managed Accounts") for which Goldman Sachs exercises voting or investment authority, or both. GS Group and Goldman Sachs disclaim beneficial ownership of the shares held in Managed Accounts and also disclaims beneficial ownership of the shares owned by the investment partnerships and the limited liability company to the extent attributable to partnership interests therein held by persons other than GS Group, Goldman Sachs and their affiliates. Each of the Investment partnerships shares voting and investment power with certain of its respective affiliates. The address of GS Group is 85 Broad Street, New York, New York 10004.

                          COMPARATIVE PERFORMANCE GRAPH

     The following is a comparative performance graph, which compares the percentage change of cumulative total stockholder return on the Company's common Stock with (a) the performance of a broad equity market indicator, the CRSP Index for NASDAQ Stock Market (US Companies) (the "Broad Index"), and (b) the performance of a published industry index, the CRSP Index for NASDAQ Health Services Stocks (the "Industry Index"). The graph begins on March 12, 1997, the date on which the Company's Common Stock first began trading on the NASDAQ
National Market, and assumes the investment on such date of $100 in the Company's Common Stock, the Broad Index, and the Industry Index and assumes that all dividends, if any, were reinvested at the time they were paid.


                              3/12/97       12/31/97      12/31/98      12/31/99

ProMedCo Management Company      100           113            67            33
NASDAQ Stock Market
    (U.S. companies)             100           122           171           319
NASDAQ Health Services Stocks    100           102            87            71

                                  OTHER MATTERS

         The Board of Directors has no knowledge of any additional business to be presented for consideration at the meeting. Should any such matters properly come before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the meeting. Certain financial and other information regarding the Company, including audited consolidated financial statements of the Company and its subsidiaries for the last fiscal year, is included in the Company's 1999 Annual Report to Stockholders mailed together with this Proxy Statement.

         Stockholders may obtain a copy of the Company's Annual Report on Form 10-K by writing to Deborah A. Johnson, Secretary, ProMedCo Management Company, 801 Cherry Street, Suite 1450, Fort Worth, Texas 76102. Additional copies of this Proxy Statement and the accompanying proxy also may be obtained from Ms. Johnson.

         The affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting is required to elect Directors and act on any other matters properly brought before the meeting. Shares represented by proxies marked "withhold authority" with respect to the election of the nominee for Director will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies thus will have the same effect as if the shares represented thereby were voted against such nominee. If a broker indicates on the proxy that it does not have discretionary authority to vote in the election of Directors, those shares will not be counted for the purpose of determining the number of shares represented by proxy at the meeting.

         The Company will pay the cost of soliciting proxies. In addition to solicitation by use of the mail, certain officers and employees of the Company may solicit the return of proxies by telephone, telegram, or in person. The Company has requested that brokerage houses, custodians, nominees, and fiduciaries forward soliciting materials to the beneficial owners of Common Stock of the Company and will reimburse them for their reasonable out-of-pocket expenses.

         A list of stockholders of record entitled to be present and vote at the meeting will be available at the offices of the Company for inspection by the stockholders during regular business hours from August 15, 2000 to the date of the meeting. The list will also be available during the meeting for inspection by stockholders who are present. Votes will be tabulated by an automated system administered by Harris Trust and Savings Bank, Chicago, Illinois, the Company's transfer agent. Members of the Company's independent accounting firm, Arthur Andersen LLP, are expected to attend the meeting to make a statement if they so desire and to respond to questions from stockholders.

         In order to assure the presence of the necessary quorum at the meeting, please sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. Signing and returning the proxy will not prevent you from attending the meeting and voting in person, should you so desire.

                          STOCKHOLDER PROPOSALS FOR THE
                       2001 ANNUAL MEETING OF STOCKHOLDERS

         Any stockholder who wishes to present a proposal for consideration at the annual meeting of stockholders to be held in 2001 must submit such proposal in accordance with the rules promulgated by the Commission. In order for a proposal to be included in the proxy materials relating to the 2001 annual meeting, it must be received by the Company no later than June 30, 2001. If a stockholder intends to submit a proposal at the 2001 annual meeting that is not eligible for inclusion in the proxy materials relating to that meeting, the stockholder must do so no later than April 16, 2001. If the stockholder fails to comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2001 annual meeting of stockholders. If the 2001 annual meeting is advanced or delayed by more than 30 calendar days from the date of the 2000 annual meeting the dates for stockholder proposals may be changed. The company will notify shareholders of any such change. Such proposals should be addressed to Deborah
A. Johnson, Secretary, ProMedCo Management Company, 801 Cherry Street, Suite 3200, Fort Worth, Texas 76102.

[card front]
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


PROMEDCO MANAGEMENT COMPANY-- COMMON STOCK PROXY-- for the Annual Meeting of Stockholders at 9:00 a.m. local time on September 8, 2000, at The Fort Worth Club located 306 West 7th Street, Fort Worth, Texas 76102.

    The undersigned hereby appoints H. Wayne Posey and Deborah A. Johnson, or either of them, with full power of substitution, as Proxies to represent and vote all of the shares of Common Stock of ProMedCo Management Company held of record by the undersigned at the above-stated Annual Meeting, and any adjournments thereof, upon the matter set forth in the Notice of 2000 Annual Meeting of Stockholders and Proxy Statement, as follows:

1. ELECTION OF H. Wayne Posey, Richard E. Ragsdale, and E. Thomas Chaney AS CLASS III DIRECTORS FOR A TERM OF THREE YEARS

         ___ FOR ALL NOMINEES            ___ WITHHELD AS TO ALL NOMINEE(S)

         ___ FOR, EXCEPT VOTE WITHHELD AS TO THE FOLLOWING NOMINEE:


2. TO TAKE ANY ACTION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF


         The Board of Directors recommends a vote FOR Messrs. Posey, Ragsdale, and Chaney as Directors.


         This proxy, when properly executed, will be voted as specified. If no specification is made, it will be voted for Messrs. Posey, Ragsdale, and Chaney as Directors, and in the discretion of the Proxy or Proxies on any other business that may properly come before the Annual Meeting or any adjournments thereof.






[card reverse]

Joint owners must EACH sign.  Please sign  EXACTLY as your name(s)  appear(s) on
this  proxy.  When  signing  as  attorney,  trustee,  executor,   administrator,
guardian, or corporate officer, please give your FULL title.

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING
                                                         -------------
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
                                                         -------------



Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of the 2000 Annual Meeting and Proxy Statement, and 1999 Annual Report to Stockholders is hereby acknowledged. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.





SIGNATURE                  DATE             SIGNATURE                       DATE